EXHIBIT (d)(3)

RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, dated and effective as of April 11, 2007, restated effective as of April 1, 2013 (the “Agreement”), between THE KOREA FUND, INC., a Maryland corporation (herein referred to as the “Fund”), and ALLIANZ GLOBAL INVESTORS U.S. LLC, a Delaware limited liability company (herein referred to as the “Manager”).

WITNESSETH:

WHEREAS, the Fund entered into this Agreement with RCM Capital Management LLC (“RCM”) effective April 11, 2007;

WHEREAS, RCM merged into the Manager in accordance with the terms of a statutory merger effective April 1, 2013, pursuant to which the Manager was the corporate successor to all of RCM’s business;

WHEREAS, RCM previously entered into a sub-advisory agreement with RCM Asia Pacific Limited whose term expired effective December 31, 2012;

WHERE, RCM previously entered into a sub-administration agreement with Allianz Global Investors Fund Management LLC (“AGIFM”), which was assigned to the Manager pursuant to the above-referenced merger;

WHEREAS, the parties agree to restate this Agreement to reflect the above-referenced changes;

WHEREAS, in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

1. The Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith and to supervise the acquisition and disposition of securities by the Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund’s investment objectives and policies and in accordance with guidelines and directions from the Fund’s Board of Directors; (ii) to assist the Fund as it may reasonably request in the conduct of the Fund’s business, subject to the direction and control of the Fund’s Board of Directors; (iii) to maintain or cause to be maintained for the Fund all books, records, reports and any other information required under the Investment Company Act of 1940, as amended (the “1940 Act”), and to furnish or cause to be furnished all required reports or other information under Korean securities laws, to the extent that such books, records and reports and other information are not maintained or furnished by the custodian or other agents of the Fund; (iv) to render to the Fund administrative services such as preparing reports to and meeting materials for the Fund’s Board of Directors and reports and notices to stockholders, preparing and making filings with the Securities and Exchange Commission (the “SEC”) and other regulatory and self-regulatory organizations, including preliminary and definitive proxy materials and post-effective amendments to the Fund’s registration statement on Form N-2 under the Securities Act of 1933, as amended, and the 1940 Act, as amended from time to time, providing assistance in certain accounting and tax matters and investor and public relations, monitoring the valuation of portfolio securities, assisting in the calculation of net asset value and calculation and payment of distributions to stockholders, and overseeing arrangements with the Fund’s custodian, including the maintenance of books and records of the Fund; and (v) to pay the reasonable salaries, fees and expenses of such of the Fund’s officers and employees (including the Fund’s shares of payroll taxes) and any fees and expenses of such of the Fund’s directors as are directors, officers or employees of the Manager; provided, however, that the Fund, and not the Manager, shall bear travel expenses (or an appropriate portion thereof) of directors and officers of the Fund who are directors, officers or employees of the Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof or advisers thereto. The Manager shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to the Manager in this paragraph 1. In particular, but without limiting the generality of the foregoing, the Manager shall not be responsible, except to the extent of the reasonable compensation of such of the Fund’s employees as are directors, officers or employees of the Manager whose services may be involved, for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including overhead or employee costs of the Manager or of any one or more organizations retained by the Fund or by the Manager as Korean adviser of the Fund); fees payable to the Manager and to any advisor or consultants, including an advisory board, if applicable; legal expenses; auditing and accounting expenses; telephone, telex, facsimile, postage and other communication expenses; taxes and governmental fees; stock exchange listing fees; fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund’s custodians, subcustodians, transfer agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering or qualifying securities of the Fund for sale; expenses relating to investor and public relations; freight, insurance and other charges in connection with the shipment of the Fund’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; expenses of preparing and distributing reports, notices and dividends to stockholders; costs of stationery; costs of stockholders’ and other meetings; litigation expenses; or expenses relating to the Fund’s dividend reinvestment and cash purchase plan (except for brokerage expenses paid by participants in such plan).

2. Subject to the prior approval of a majority of the members of the Fund’s Board of Directors, including a majority of the Directors who are not “interested persons,” as defined in the 1940 Act, the Manager may, through a sub-advisory agreement or other arrangement, delegate to any other company that it controls, is controlled by, or is under common control with, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of its duties enumerated in section 1 hereof; provided, that the Manager shall continue to supervise the services provided by such company or employees and any such delegation shall not relieve the Manager of any of its obligations hereunder.

Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of the Fund that the sub-adviser or delegate shall manage and the fees to be paid to the sub-adviser or delegate by the Manager under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Manager, subject to the prior approval of the members of the Fund’s Board of Directors who are not “interested persons,” as defined in the 1940 Act.

3. In connection with the rendering of the services required under paragraph 1, the Manager has entered into a Sub-Administration Agreement dated the date hereof with Allianz Global Investors Fund Management LLC (“AGIFM”) pursuant to which AGIFM will furnish administrative services to the Fund. The Manager may also contract with or consult with such banks, other securities firms or other parties in Korea or elsewhere as it may deem appropriate to obtain information and advice, including investment recommendations, advice regarding economic factors and trends, advice as to currency exchange matters, and clerical and accounting services and other assistance, but any fee, compensation or expenses to be paid to any such parties shall be paid by the Manager, and no obligation shall be incurred on the Fund’s behalf in any such respect.

4. In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Fund’s Board of Directors may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Fund hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the “1934 Act”).

5. The Fund agrees to pay to the Manager in United States dollars, as full compensation for the services to be rendered and expenses to be borne by the Manager hereunder, a monthly fee which, on an annual basis, is equal to 0.750% per annum of the value of the Fund’s average daily net assets up to and including $250 million of assets; 0.725% per annum of the value of the Fund’s average daily net assets on the next $250 million of assets;. 0.700% per annum of the value of the Fund’s average daily net assets on the next $250 million of assets; 0.675% per annum of the value of the Fund’s average daily net assets on the next $250 million of assets; and 0.650% per annum of the value of the Fund’s average daily net assets in excess of $1 billion. The fees payable to the Manager shall be computed and accrued daily and paid monthly. If the Manager shall serve for less than any whole month, the foregoing compensation shall be prorated.

The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Articles of Incorporation and By-laws of the Fund, as amended from time to time.

6. The Manager agrees that it will not make a short sale of any capital stock of the Fund or purchase any share of the capital stock of the Fund otherwise than for investment.

7. In executing transactions for the Fund and selecting brokers or dealers, the Manager shall use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Manager shall consider on a continuing basis all factors it deems relevant, including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Manager may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Manager or an affiliate exercises investment discretion.

8. Nothing herein shall be construed as prohibiting the Manager from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients which may invest in securities of Korean issuers, or from utilizing (in providing such services) information furnished to the Manager by others as contemplated by sections 1 and 3 of this Agreement or by advisors and consultants to the Fund and others; nor shall anything herein be construed as constituting the Manager as an agent of the Fund.

Whenever the Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by the Manager to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in a manner believed by the Manager to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Fund acknowledges that the persons employed by the Manager to assist in the performance of the Manager’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9. The Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Manager in the performance of its duties or by reason of reckless disregard on the part of the Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Manager, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Manager.

10. This Agreement was in effect for an initial term until September 30, 2008 and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days’ written notice, by the Fund’s Board of Directors, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Manager.

This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Manager’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Manager’s business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice to the Fund or the Manager shall be deemed given when received by the addressee.

11. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund’s Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

12. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14. This Agreement supersedes all prior investment advisory, management, and/or administration agreements in effect between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

THE KOREA FUND, INC.

By:	/s/ Julian Reid
Name: Julian Reid
Title: Chairman of the Board, on behalf of the full Board

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ David Owen
Name: David Owen
Title: Director and Chief Legal Officer